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                                                                    Exhibit 23.2

                        Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2000 Stock Incentive Plan and 2000 Employee Stock Purchase Plan of Bottomline Technologies (de), Inc. of our report dated November 10, 2000 with respect to the consolidated financial statements of Checkpoint (Holdings) Limited, as of April 30, 2000 and 1999 and for the year ended April 30, 2000 and the period January 11, 1999 (inception) to April 30, 1999 and Checkpoint Security Services Limited for the period May 1, 1998 to March 10, 1999 included in Bottomline Technologies (de), Inc.'s Current Report on Form 8-K/A, dated November 13, 2000, filed with the Securities and Exchange Commission.


                                                 /s/ Ernst & Young

November 10, 2000
Reading, England